Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to subordinate, restricted and limited voting shares, without par value, of Glass House Brands Inc., a British Columbia corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of August, 2026.

PARK WEST ASSET MANAGEMENT, LLC

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer

/s/ Peter S. Park
Peter S. Park

PARK WEST INVESTORS MASTER FUND, LIMITED

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer